Exhibit 99.1

GrowGeneration Purchases all the Assets of GrowWorld

Adds 9th State to its Store Footprint

DENVER, Dec. 18, 2019 / - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company") the largest hydroponic solution provider, with a chain of 25 specialty retail hydroponic and organic garden centers, is pleased to announce that the company has purchased the assets of GrowWorld, located in Portland, OR. GrowWorld started in 2011 and operates out of a 15,000 sq. ft. retail and warehouse garden center, which is the largest in Oregon by square footage.  GrowWorld has been the biggest hydroponics retail store with the highest sales volume in Portland, OR since 2015, as well as the highest grossing/highest revenue store in Oregon's history.

GrowGen CEO Comments:

"The GrowWorld acquisition is our 8th in 2019, adding an accretive $5.0 Million in revenue to our Company.  GrowWorld is one of the largest hydroponic stores in Oregon and strengthens our position in the Pacific Northwest region, that currently includes our Seattle location. With over 700 commercial cultivation licenses and a strong medical caregiver program, we feel we can capture a large market share of the Oregon hydroponic supply market."

Oregon Market:

Oregonians will spend more than $1 billion on cannabis products in 2020, according to a new forecast.  New Frontier Data projects $1.04 billion in combined adult use and medical sales in 2020. That will rank the state fifth behind California ($3.1 billion), Washington ($2.28 billion), Colorado ($1.83 billion) and Massachusetts ($1.05 billion). In addition, there are more than 63,000 acres of hemp registered statewide.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 26 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma,1 location in Oregon and 3 locations in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK
•	Instagram: growgen

SOURCE GrowGeneration